Exhibit 10.58

ALLSTATE LIFE INSURANCE COMPANY

ALLSTATE PLAZA SOUTH, SUITE G5C

NORTHBROOK, ILLINOIS 60062

May 12, 2006

MB Shakopee Vierling, L.L.C.
2901 Butterfield Road
Oak Brook, Illinois 60523

Re:	Allstate Life Insurance Company
Loan No. 122827
1698 Vierling Drive
Shakopee, Minnesota (the “Property”)

Ladies and Gentlemen:

                Reference is made to our Commitment Letter dated May 5, 2006, as amended (the “Commitment”) with respect to a $8,800,000 loan (the “Loan”) to be evidenced by a Mortgage Note of even date herewith, payable to Allstate Life Insurance Company in the principal amount of the Loan (the “Note”), and to be secured by a Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing of even date herewith (the “Mortgage”) encumbering the Property. Initially capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) have the same meanings given them in the Mortgage.

                In consideration of your execution and delivery of the documents evidencing, securing or otherwise pertaining to the Loan (the “Loan Documents”), you (the “Borrower”) and we (“Lender”) hereby agree as follows:

1.             Related Agreement.  This Letter Agreement shall constitute a Related Agreement.

2.             Impounds.  With regard to the provisions contained in Section 1.06 of the Mortgage requiring Borrower to deposit 1/12 of the annual amounts of real estate taxes, regular and special assessments and insurance premiums, Lender hereby agrees to defer collection of such monthly deposits for so long as (i) Borrower is the sole fee simple owner of the Property; (ii) no Event of Default exists under the Loan Documents and no condition or event exists which with notice, the passage of time, or both, would constitute an Event of Default; (iii) at Lender’s election, Borrower either pays for a tax reporting service or Borrower promptly and consistently furnishes evidence that taxes are being currently paid; and (iv) Borrower promptly and consistently furnishes evidence that insurance premiums are being currently paid.

3.             Earthquake Insurance.  With regard to the provisions contained in Section 1.02 of the Mortgage requiring Borrower obtain earthquake insurance coverage on the Property, Lender hereby agrees to waive such requirement until such time as coverage is available at commercially reasonable rates and in Lender’s reasonable opinion such coverage is generally required by other institutional lenders.

4.             Borrower’s Right to Transfer the Property.  Notwithstanding the provisions contained in Section 1.08 and other applicable provisions of the Mortgage, Borrower shall have a one time right, provided there is no default or an event which, with notice or the passage of time, or both, could result in a default by Borrower under the Loan Documents, to assign, sell or transfer all of the Property (the “Permitted Transfer”) to a party with experience, reasonably satisfactory to Lender, in managing property similar to the Property and whose financial condition is reasonably satisfactory to Lender (“Permitted Transferee”). The Permitted Transfer shall be further conditioned upon: (a) the payment by Borrower to Lender of a transfer fee equal to one percent of the outstanding principal balance of the Note (a nonrefundable $5,000 deposit toward such transfer fee shall be due at the time Borrower initially requests a Permitted Transfer, the balance of the transfer fee shall be due on the closing of the transaction); (b) the reimbursement of all of Lender’s expenses, including legal fees, incurred in connection with the Permitted Transfer; (c) the Permitted Transferee and such general partners or principals of Permitted Transferee as Lender may request, assuming, in form and substance satisfactory to Lender, all obligations of Borrower under the Loan Documents, including, without limitation, the Environmental Indemnity Agreement and any nonrecourse exception indemnity agreement, with the same degree of recourse liability as Borrower and subject to the same exculpatory provisions; (d) Lender’s receipt of a title policy complying with the requirements of the Commitment, updated to the date of the Permitted Transfer, evidencing that such Permitted Transfer will not adversely affect Lender’s first and prior lien on the Property or any other rights or interests granted to Lender under the Loan Documents; (e) Lender’s receipt of opinions of counsel acceptable to Lender that all previous opinions, pertaining to Borrower are true with respect to the Permitted Transferee and the Permitted Transferee has duly assumed the Loan Documents, and same are valid and enforceable against Permitted Transferee and the Property; and that Borrower has the requisite power and authority to properly transfer the Property; (f) the Property having maintained a Debt Coverage Ratio of not less than 200 percent for the 12 month period ending 30 days before the date of the Permitted Transfer and the Property having a projected Debt Coverage Ratio for the next 12 months based on the most recently approved and certified financial statements and annual rent roll of not less than 200 percent; (g) the Permitted Transferee paying to Borrower at least 45 percent cash down payment on the date of the Permitted Transfer; (h) Lender’s receipt and approval of the purchase and sale contract and copies of the proposed transfer documentation; (i) Lender’s receipt and approval of the Permitted Transferee’s resume and financial statements; and (j) Lender’s receipt and approval of an updated MAI appraisal by an appraiser satisfactory to Lender (prepared at Borrower’s expense) specifically confirming a loan to value ratio of no more than 55 percent.

Net Operating Income shall be certified to be true and correct by the managing general partner, manager or chief financial officer of Borrower.

5.             Right to Transfer Property to an Affiliate.  Notwithstanding the provisions contained in Section 1.08 and other applicable provisions of the Mortgage, Borrower shall have a one-time right, subject to Lender’s investments policies dealing with borrower exposure limitations and provided there is no default or an event which, with notice or the passage of time, or both, could result in a default by Borrower under the Loan Documents, to assign, sell or transfer all of the Property (the “Permitted Affiliated Transfer”) to (a) Inland Retail Real Estate Trust, Inc. (“IRRETI”), Inland Real Estate Corporation (“IREC”), Inland Western Retail Real Estate Trust, Inc. (“IWRRETI”), Inland American Real Estate Trust, Inc. (“IARETI”) or another real estate investment trust whose operations and management are, directly or indirectly, controlled by either Inland Real Estate Investment Corporation or The Inland Group, Inc. and reasonably acceptable to Lender (IRRETI, IREC, IWRRETI, IARETI and any such other real estate investment trust, an “Inland REIT”); a direct or indirect wholly owned subsidiary of an Inland REIT; a partnership, trust or limited liability company or other entity in which all of the equity interests are owned by an Inland REIT or wholly owned subsidiaries of an Inland REIT (collectively, “Inland Affiliates”), or (b) a joint venture between an Inland REIT or an Inland Affiliate and an institution, provided an Inland REIT or Inland Affiliate, directly or indirectly, continues to own at least 10% of the joint venture, is the managing entity, and maintains operational and management control of the joint venture (the entities described in (a) and (b) above, “Permitted Affiliated Transferee”). The Permitted Affiliated Transfer shall be further conditioned upon:

(a)           the payment by Borrower to Lender of a $5,000 transfer fee;

(b)           the reimbursement of all of Lender’s expenses, including legal fees, incurred in connection with the Permitted Affiliated Transfer;

(c)           the assumption by Permitted Affiliated Transferee, in form and substance satisfactory to Lender, of all obligations of Borrower and Borrower under the Loan Documents, including, without limitation, the Environmental Indemnity Agreement and Nonrecourse Exception Indemnity Agreement, with the same degree of recourse liability as Borrower and Borrower and subject to the same exculpatory provisions;

(d)           Lender’s receipt of a title policy complying with the requirements of the Commitment, updated to the date of the Permitted Affiliated Transfer, evidencing that such Permitted Affiliated Transfer will not adversely affect Lender’s first and prior lien on the Property or any other rights or interests granted to Lender under the Loan Documents; and

(e)           Lender’s receipt of opinions of counsel acceptable to Lender that all previous opinions, pertaining to Borrower and Borrower are true with respect to the Permitted Affiliated Transferee and Permitted Affiliated Transferee has duly assumed the Loan Documents, and same are valid and enforceable against Permitted Affiliated Transferee and the Property; and that Borrower has the requisite power and authority to properly transfer the Property.

6.             Right to Change Ownership Interests in Borrower.  Notwithstanding the provisions contained in Section 1.08 and other applicable provisions of the Mortgage, ownership interest(s) in the Borrower and any direct or indirect owner of a legal or beneficial interest in Borrower may be transferred, so long as following any such transfer an Inland REIT or an Inland Affiliate retains at least 10% or more, directly or indirectly, of the equity ownership interests in Borrower and retains operational and management control of Borrower and the Property.

Lender shall promptly receive notice of any transfer or series of related transfers affecting 25% or more of the equity ownership interests in Borrower and either a copy of the current partnership or trust agreement, as applicable, setting forth the new allocation(s) of the ownership interests in Borrower or a letter from Borrower setting forth the new allocation(s) of the ownership interests in any corporate or LLC borrower or general partner of Borrower, as applicable, certified by Borrower to be true and correct.

Borrower shall pay all out of pocket costs and expenses incurred by Lender, if any, in connection with the transfer of ownership interests.

7.             Insurance.  Lender hereby approves the insurance evidenced by the certificates attached as Exhibit A hereto.

8.             Property Manager.  Lender hereby approves Inland American Retail Management, Inc., as manager of the Property, subject to its execution of the letter attached as Exhibit B hereto.

9.             Minto Builders (Florida), Inc. (“MB REIT”):  MB REIT is currently the sole member of Borrower and IARETI has control of MB REIT. IARETI shall maintain control of MB REIT and shall acquire at least 75% of the ownership and at least 97.5% of the voting control of MB REIT by December 31, 2006.

10.           Rights Personal to Borrower.  The rights granted to Borrower in this Letter Agreement shall be personal to Borrower and shall not inure to the benefit of any subsequent owner of the Property. In the event Lender transfers all or any part of the Loan or any interest in the Loan Documents to any other person or entity, Lender agrees to notify such transferee(s) of the existence of this Letter Agreement and the fact that it is binding upon Lender’s successors and assigns by delivering such transferee(s) a true, correct and complete copy of this Letter Agreement concurrently with such transfer accompanied by a letter of transmittal from Lender advising such transferee(s) of the binding nature of the provisions of this Letter Agreement. Lender will send a copy of its letter of transmittal and the enclosure to Borrower, and Borrower’s name will be shown on the face of the original letter of transmittal as an addressee thereof.

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[Signature Page Follows]

Very truly yours,

ALLSTATE LIFE INSURANCE COMPANY,
an Illinois insurance corporation

	By:	/s/ [illegible]

	By:	/s/ [illegible]
Its Authorized Signatories

Accepted and agreed:

MB SHAKOPEE VIERLING, L.L.C.,
a Delaware limited liability company

	By:	MINTO BUILDERS (FLORIDA), INC.
a Florida corporation, its sole member

		By:	/s/ Debra A. Palmer
		Its	Debra A. Palmer
Assistant Secretary

Dated: May 12, 2006